Exhibit 10.1
THE WALT DISNEY COMPANY
500 South Buena Vista Street
Burbank, California 91521

As of November 10, 2025

Mr. Hugh F. Johnston
Senior Executive Vice President
and Chief Financial Officer
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

RE: Second Amendment to that certain Employment Agreement, dated as of December 4, 2023, by and between The Walt Disney Company and Hugh F. Johnston (the “Agreement”).
Dear Mr. Johnston:
This letter agreement will confirm that the Agreement is hereby amended as follows, effective as of the date hereof.

1. The first sentence of Paragraph 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment by the Company, for the period commencing as of December 4, 2023 (the “Commencement Date”) and ending on January 31, 2029 (or such earlier date as shall be determined pursuant to Paragraph 5).
2. The first two sentences of Paragraph 3(a) of the Agreement are hereby deleted in their entirety and replaced with the following:

Executive shall receive an annual base salary of $2,000,000. Subsequent salary amounts shall be determined by the Company in its sole discretion; provided, however, that none of such subsequent annualized salaries shall be less than Executive’s most recent annualized salary amount.
3. The second sentence of Paragraph 3(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Commencing with Company’s 2026 fiscal year, and for each full fiscal year during the Employment Period, Executive shall receive an annual award with a target accounting award value (which value shall be as determined in accordance with the policies and practices generally applicable to the most senior executives of Company) of $16,500,000; it being understood that the form of the award shall be determined by the Compensation Committee and such form shall be subject to the terms of the applicable plan or plans of the Company.

4. The definition of “Scheduled Expiration Date” in Paragraph 5(e) of the Agreement is hereby amended to read in its entirety as follows:

“Scheduled Expiration Date” means January 31, 2029.
5. The definition of “Termination for Cause” in Paragraph 5(e) is hereby deleted in its entirety and replaced with the following:

“Termination for Cause” means a termination based on Executive’s (i) conviction of embezzlement, fraud, or other conduct which would constitute a felony; (ii) willful unauthorized disclosure of confidential information; (iii) failure, neglect of, or refusal to substantially perform the duties of the Executive’s employment; or (iv) any other act or omission which is a significant breach of the Company’s policies or which is significantly injurious to the financial condition or business reputation of the Company or any Affiliate thereof, which termination may be effected (A) immediately upon notice from the Company if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is not curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is not curable); or (B) upon twenty business days notice from the Company, if the Company shall and in good faith determine that the conduct or cause specified in such notice is curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is curable and what steps the Company believes should or could be taken to cure such conduct or cause, provided, however, that such opportunity to cure shall only be provided by the Company with respect to a termination of Executive’s employment hereunder due to clause (iii) above); provided that the Company shall not be entitled to terminate Executive’s employment for Cause, if Executive has, within five business days after notice in accordance with subclause (B) has been given personally to Executive or otherwise has been received by Executive, commenced in good faith to cure the conduct or cause specified in such notice and completes such cure within 20 business days following the date such notice was received.

6. Paragraph 7(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the one-year period following any termination of Executive’s employment, Executive shall not, directly or indirectly solicit for employment any employee of the Company or any of its affiliates, whose duties and capabilities Executive knows by reason of Executive’s employment with Company (other than Executive’s personal assistant).

7. Paragraph 8(j) of the Agreement is hereby deleted in its entirety and replaced with the following:

Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by electronic mail, by courier service, or by registered mail, return receipt requested, and shall be effective upon actual receipt when delivered personally, by electronic mail, or by courier and when sent by registered mail, three business days following date of mailing, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company:
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521
Attention:    Chief Executive Officer
Facsimile: (818) 560-5960
and
Senior Executive Vice President,
Chief Legal and Global Affairs Officer
If to Executive:
To the address listed as Executive’s principal residence in the Company’s human resources records (or in the event of electronic transmission, to the email address contained in Company records) and to Executive’s principal place of employment with the Company.

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8. With respect to each equity award granted to you on January 15, 2025, and each equity award granted to you for fiscal year 2026, under The Walt Disney Company 2011 Stock Incentive Plan, a termination of your employment on or after December 31, 2026, shall be deemed to be a termination upon the Scheduled Expiration Date for purposes of continued vesting, exercisability, or other rights under the applicable award agreement governing such equity award.
As amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. If the foregoing accurately reflects your understanding of our mutual agreement, please so indicate in the space provided below and return an executed copy hereof to us at your earliest convenience.

Very truly yours,

THE WALT DISNEY COMPANY

By:	/s/ Sonia Coleman

Title:	Authorized Signatory

Date:	November 10, 2025

ACCEPTED AND AGREED TO:

/s/ Hugh F. Johnston
Hugh F. Johnston

Date:	November 10, 2025
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